Lamberth & Stewart, P.L.L.C.
                                  (letterhead)







July 10, 2003




Mr. Lee Murdock Heritage Management, Inc. 1529 E I-30, Suite 104 Garland, Texas 75043


Re:     Heritage Management, Inc. f/k/a Fresh Air.com, Inc.


Dear Mr. Murdock:

         This letter shall serve to evidence my consent to being named for the referenced Corporation's registration statement as the attorney for the Corporation in connection with the offering described therein and to the inclusion of my opinion with regard to the Corporation and its capital stock as an exhibit to the registration statement.

                                                        Very Truly Yours,


                                                        /s/ R. Brad Lamberth
                                                        --------------------
                                                            R. Brad Lamberth


RBL/kdv